Exhibit 10.1

GRAHAM PACKAGING HOLDINGS COMPANY

GRAHAM PACKAGING COMPANY L.P.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Amendment”) is made as of February 11, 2010 (the “Effective Date”), between Graham Packaging Holdings Company (“Holdings”), Graham Packaging Company, L.P., a Delaware Limited Partnership (“Limited Partnership”, or “L.P.” or “Company”), and David Bullock (“Executive”).

WHEREAS, the Executive, Holdings and the Company are parties to an employment agreement effective as of May 5, 2009 (the “Employment Agreement”).

WHEREAS, Graham Packaging Holding Company, Inc., a corporation organized under the laws of the state of Delaware (“Graham”) directly owns an 80.9% limited partnership interest and indirectly owns a 4% general partnership interest in Holdings;

WHEREAS, Graham intends to complete an initial public offering and sale (the “IPO”) of shares of common stock, $0.01 par value (“Common Stock”) of the Company pursuant to a registration statement (file number 333-163956) on Form S-1 for registration under the Securities Act of 1933, as amended (the “Act”); and

WHEREAS, Holdings and the Company, in connection with the IPO and other recent developments at Holdings and the Company, desire to amend the Employment Agreement as set forth herein in order to bring certain aspects of the Executive’s severance benefits into line with other named executive officers of Holdings and the Company by providing the Executive with a prorata annual bonus in the event that the Executive is terminated without cause (as defined in the Employment Agreement) or resigns for good reason (as defined in the Employment Agreement).

NOW THEREFORE, the Parties hereto hereby agree to amend the Employment Agreement as follows:

I. Section 7.4 of the Employment Agreement, Termination Without Cause or Resignation for Good Reason, is hereby deleted in its entirety and replaced with the following:

7.4 Termination Without Cause or Resignation for Good Reason. Upon termination of the Executive’s employment with Graham, the Company and Holdings during the Employment Period either (i) by Graham, the Company and Holdings without Cause or (ii) by the Executive’s resignation for Good Reason, and subject to the Executive’s execution and non-revocation of a release in substantially such reasonable form as is provided by the Company (such release shall include provisions regarding non-disparagement of Graham, the Company and Holdings, the Executive’s cooperation with legal claims, and the Executive’s compliance with the covenants set forth in Article VIII of this Agreement), the Executive will receive in twelve (12) monthly installments an amount equal to one times the sum of: (i) Base Salary and (ii) the Target Annual Bonus.

In addition to the above payments, the Executive shall receive (a) upon termination of employment, a Prorata Annual Bonus at the time the Annual Bonus would have otherwise been payable had Executive’s employment not terminated; and (b) the continuation of health, dental, life, and disability benefits under Company sponsored plans for the Executive and his dependents to which Executive is entitled as of the Date of Termination for 12 months, provided that such benefits shall cease upon the Executive becoming eligible for comparable benefits from a new employer. Further, the unvested Options provided to the Executive pursuant to the Option Agreement attached as Exhibit B to the Prior Agreement shall immediately become fully vested. As an alternative to continuing Executive’s welfare benefits the Company may elect to pay Executive in lieu of such coverage an amount equal to Executive’s after tax cost of continuing such coverage, where such coverage may not be provided under or will negatively affect the legal or tax status of the Company’s welfare plan(s). The COBRA continuation period shall run concurrently with the foregoing benefits period.

Notwithstanding the foregoing, if Executive is a “specified employee” under Section 409A of the Code, and any payments described above would result in the imposition of an additional tax under that section, then any of the above payments due during the six months following the termination of employment shall be accumulated and paid on the day following the six month anniversary of the Executive’s termination of employment.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

GRAHAM PACKAGING COMPANY L.P.

By:	/s/ Michael L. Korniczky
Name:	Michael L. Korniczky
Title:	Vice-President, General Counsel and Secretary

GRAHAM PACKAGING HOLDINGS COMPANY

By:	/s/ Michael L. Korniczky
Name:	Michael L. Korniczky
Title:	Vice-President, General Counsel and Secretary

EXECUTIVE

/s/ David Bullock
David Bullock
Chief Financial Officer